                                                                    EXHIBIT 12.1

                             Duquesne Light Company and Subsidiary
                       Calculation of Ratio of Earnings to Fixed Charges
                                    (Thousands of Dollars)



                                        Three                 Year Ended December 31,
                                     Months Ended    ------------------------------------------------
                                     March 31, 1994    1993      1992      1991      1990      1989
- - -----------------------------------  --------------  --------  --------  --------  --------  --------

FIXED CHARGES:
 Interest on long-term debt              $23,398     $102,938  $119,179  $127,606  $135,850   $140,623
 Other interest                              535        3,517     2,464     2,339     6,148     12,332
 Amortization of debt discount,
  premium and expense-net                  1,573        5,541     4,223     3,892     4,039      4,010
 Portion of lease payments representing
  an interest factor                      11,292       45,925    60,721    64,189    64,586     64,854
                                         -------     --------  --------  --------  --------   --------
     Total Fixed Charges                 $36,798     $157,921  $186,587  $198,026  $210,623   $221,819
                                         -------     --------  --------  --------  --------   --------
EARNINGS:
 Income from continuing operations       $35,492     $144,787  $149,768  $143,133  $135,456   $129,437
 Income taxes                             25,214*      75,042*  107,999   101,073    84,478     75,151
 Fixed charges as above                   36,798      157,921   186,587   198,026   210,623    221,819
                                         -------     --------  --------  --------  --------   --------
     Total Earnings                      $97,504     $377,750  $444,354  $442,232  $430,557   $426,407
                                         -------     --------  --------  --------  --------   --------
RATIO OF EARNINGS TO FIXED CHARGES          2.65         2.39      2.38      2.23      2.04       1.92
                                         -------     --------  --------  --------  --------   --------

Duquesne's share of the fixed charges of an unaffiliated coal supplier, which amounted to approximately $1 million for the three months ended March 31, 1994, has been excluded from the ratio.

* Earnings related to income taxes reflect a $9.6 million decrease for the three months ended March 31, 1994, and a $3.0 decrease for the year ended December 31, 1993 due to a financial statement reclassification related to SFAS 109. The Ratio of Earnings to Fixed Charges absent this reclassification equals 2.77 and
2.45 for the three months ended March 31, 1994 and the year ended December 31, 1993, respectively.